CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 333-88517 on Form N-1A of our report dated January 25, 2010, relating to the financial statements and financial highlights of The Fairholme Fund (the “Fund”), a series of Fairholme Funds, Inc., appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2009, and to the references to us under the headings “Financial Highlights – The Fairholme Fund” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 29, 2010